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                          UNSECURED PROMISSORY NOTE
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December 29, 1995

                QUADRAX CORPORATION, a Delaware corporation (the "Company"), for value received, hereby promises to pay to Robert K. Cole (the "Holder"), residing at 63025 O. B. Riley Road #20, Bend, Oregon 97701, or order, upon the terms and conditions of this Note, until December 31, 2001, up to the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

        1.      PAYMENT OF AMOUNTS DUE PURSUANT TO THE NOTE.

        Payment of the amounts due on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

        The amount due pursuant to this Note each year (up to an aggregate maximum of One Million Two Hundred Fifty Thousand Dollars) shall be one-third of the annual pre-tax profits of Lion Golf of Oregon, Inc., an Oregon corporation, including the operations of McManis Sports Associates, Inc. (together, "Lion Golf") for each year beginning with the year ending December 31, 1996 and ending with the year ending December 31, 2001. The payment of each annual installment shall be due on March 31 of the year following the calendar year in question.

        "Pre-tax profits" shall mean the net income before taxes of Lion Golf for each calendar year. In determining the pre-tax profits of Lion Golf for purposes of determining Quadrax's obligations on this Note and Lion Golf's obligation on the Debt Repayment Note, the following shall be excluded:

                (a) Any liabilities and/or expenses of Lion Golf incurred after the closing which are not approved by Robert Cole which approval shall not be unreasonably withheld.

        In accordance with the Debt Repayment Note, pre-tax profits shall be paid first on this Unsecured Promissory Note.

        Subject to the foregoing, pre-tax profits of Lion Golf for each calendar year shall be determined by the Company's regular independent public auditors, utilizing the same accounting principles which such auditors use in the preparation of the Company's annual financial statements filed with the Securities and Exchange Commission.



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        If any payment is not paid within ten (10) days of when due, the
Company shall pay Holder a late charge equal to four percent (4%) of such late payment.

        The Company will pay or cause to be paid all sums becoming due hereon by check or checks as directed by Holder, sent to Holder's above address or to such other address as Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon except that the Holder thereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation.

        2.      EVENTS OF DEFAULT.

        It shall be an Event of Default with respect to this Note upon the occurence and continuation uncured of any of the following events:

                (a) A default in the payment of any installment of this Note, when and as the same shall become due and payable, and said default continues uncured for a period of ten (10) days after the date fixed for the making of such payment; or

                (b) Default in the performance, or breach, of any covenant of the Company in this Note.

        3.      REMEDIES UPON DEFAULT.

        If an Event of Default occurs, the Holder may institute such actions of proceedings in law or equity as it shall deem expedient for the protection and enforcement of its rights, and shall be entitled to receive therefrom payment of the amount due on this Note, plus interest at 10% per annum to the date of payment plus reasonable expenses of collection, including attorneys' fees.

        4.      MISCELLANEOUS.

        4.1 NOTICES. All communications provided hereunder shall be in writing and, if to the Company, delivered or mailed by registered or certified mail addressed to Quadrax Corporation, 300 High Point Avenue, Portsmouth, Rhode Island 02871, Attn.: James J. Palermo, or, if to the Holder, at the address shown for the Holder on the face of this Note or at such other address as Holder shall provide by notice as provided in this section.


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        4.2  GOVERNING LAW.  This Note shall be construed in accordance with and governed by the laws of the State of Oregon without giving effect to conflict of laws principles.

                                                QUADRAX CORPORATION


Dated:                                          By
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